Exhibit 10.3

September 29, 2017

(revised October 4, 2017)

Santosh Vetticaden

______________

______________

Dear Santosh,

Depomed, Inc. (the “Company”) is pleased to offer you employment on the following terms:

Position:  Your initial title will be Chief Medical & Scientific Officer, Senior Vice President, reporting to Arthur Higgins, President and CEO. This is a full-time position.  While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company. By signing this Agreement you confirm that you have provided the Company with all post-employment restrictive covenants between you and Insys, and that you and Depomed have determined based on independent legal advice that these contractual commitments do not prohibit you from performing your duties for Depomed provided you follow the protocol outlined in Paragraph 19 of the Indemnification Agreement. You confirm that you have no other agreements or legal obligations that would prohibit you from performing your duties for the Company.

Cash Compensation:  The Company will pay you a starting salary at the rate of $19,792.00 per pay period (24 annually), less standard deductions and payable in accordance with the Company’s standard payroll schedule.  This salary will be subject to adjustment pursuant to the Company’s employee compensation policies in effect from time to time.  You will also be eligible to participate in the Company’s Bonus Plan, pro-rated from the first full month of your employment for calendar year 2017, which is targeted to be at 50%.

Sign-On Bonus: You will be entitled to receive a one-time sign-on bonus of $100,000 less applicable taxes and withholdings, (the “Sign-On Bonus”) of which 50% will be paid to you by November 30, 2017 and the remainder 50% by January 31, 2019.  If you voluntarily terminate your employment with the Company prior to the first anniversary of each bonus payout, you will be required to repay the amount of the Sign-On Bonus to the Company within 10 days after your termination date.

Employee Benefits:  As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits, currently including such benefits as healthcare insurance, 20 days of paid vacation, prorated from start date, 11 paid holidays and, should you choose to participate, a 401(k) retirement plan. You may view the details of our current benefit plans at the following website:www.depomed.gethrinfo.net username:depomed

Depomed, Inc.    7999 Gateway Blvd, Suite 300    Newark, CA  94560    510-744-8000

Exhibit 10.3

password:XXXXXX

Stock Options and Restricted Stock Units.  You will be granted an option to purchase 109,343 shares of the Company’s Common Stock.  The per-share exercise price will be the fair market value of the Company’s Common Stock on the grant date determined in accordance with the 2014 Omnibus Incentive Plan (the “Plan”).  The option will vest as to one-quarter of the shares subject to the option on the first anniversary of the vesting commencement date and the remaining shares shall vest in equal monthly installments over the subsequent 36 months.  The option will be subject to the terms and conditions applicable to options granted under the Plan, as described in the Plan and the applicable stock option documentation and the Management Continuity Agreement entered into by you and Depomed (the Management Continuity Agreement).

   In addition, you will be granted a restricted stock unit award of 53,325 shares (“RSUs”) of the Company’s Common Stock.  This award of RSUs is subject to you being an active employee with Depomed at the time of the grant.  The RSUs will vest as to one-quarter of the RSUs on the first anniversary of your Employment Commencement Date and thereafter in equal, annual installments on the second, third and fourth anniversaries of your Employment Commencement Date.  The RSUs will be subject to the terms and conditions applicable to RSUs granted under the Plan, as described in the Plan and the applicable documentation.

In accordance with its standard procedures, the Compensation Committee of the Depomed Board of Directors has approved the above mentioned grants subject to execution of this offer letter.  As such, the grant date will be your first date of employment with the Company.

Confidential Information, Secrecy and Invention Agreement:  Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Confidential Information, Secrecy and Invention Agreement, a copy of which is attached hereto as Exhibit A.

Employment Relationship:  Employment with the Company is for no specific period of time.  Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.  Any contrary representations that may have been made to you are superseded by this letter agreement.  This is the full and complete agreement between you and the Company on this term.  Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the President & CEO of Depomed.

Taxes:  All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.  You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or its Board of Directors related to tax liabilities arising from your compensation.

Interpretation, Amendment and Enforcement:  This letter agreement and Exhibit A constitute the complete agreement between you and the Company, contain all of the terms of your

Depomed, Inc.    7999 Gateway Blvd, Suite 300    Newark, CA  94560    510-744-8000

Exhibit 10.3

employment with the Company and supersede any prior agreements, representations or understandings (whether written, oral or implied) between you and the Company.  This letter agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized officer of the Company.  The terms of this letter agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this letter agreement or arising out of, related to, or in any way connected with, this letter agreement, your employment with the Company or any other relationship between you and the Company will be governed by California law, excluding laws relating to conflicts or choice of law.

* * * * *

As discussed with you during meetings regarding potential employment with Depomed, your employment is contingent upon completion of the Company’s background and screening process which has been successfully completed as of this date.  Additionally, as required by law, your employment is also contingent upon your providing legal proof of your identity and authorization to work in the United States.  Finally, your employment is contingent upon your starting work with the Company with the agreed upon start date of October 16, 2017.

Santosh, I am very pleased to extend this offer to you, and, on behalf of all the Depomed employees, I look forward to having you join us.  Depomed’s activities focus on developing products to improve patient lives, and your skills and experience will make you an important member of our Company.  If you elect to accept this offer, please sign, date and return one copy of this letter to Vickie Panko, Associate Director, Talent Acquisition.

This offer, if not accepted, will expire at the close of business on Thursday, October 5, 2017.  If you have any questions, please call Marni Luchsinger at (510) 744-8579, Director, Human Resources or me at (510) 744-8592.

Very truly yours,

Depomed, Inc.

/s/ Sharon D. Larkin

                                                                                                        Sharon D. Larkin

Sr. Vice President, Human Resources & Administration

I have read and accept this employment offer:

/s/ Santhosh Vetticaden

Santosh VetticadenDate

Attachment

Exhibit A:  Confidential Information, Secrecy and Invention Agreement

Depomed, Inc.    7999 Gateway Blvd, Suite 300    Newark, CA  94560    510-744-8000